Exhibit 30(d)(i)

Pruco Life Insurance Company
Phoenix, Arizona 85014
A Stock Company Subsidiary of
The Prudential Insurance Company of America

Insured Policy Number
Contract Date

Agency

Flexible Premium Variable Life Insurance Policy. Insurance payable only upon death. Cash values reflect premium payments, investment results, and charges.
Non-participating.

We will promptly pay the beneficiary the death benefit described under the Death
Benefit provision of this contract if we receive due proof that the Insured died. We make this promise subject to all the provisions of this contract.

The amount and duration of the death benefit may be fixed or variable, depending on the payment of premiums, the investment experience of the variable investment options, any interest credited to the fixed investment options, and the charges made.

The cash value may increase or decrease daily, depending on the payment of premiums, the investment experience of the variable investment options, any interest credited to the fixed investment options, and the charges made. There is no guaranteed minimum cash value.

If there is ever a question about this contract, please see a Pruco Life
Insurance Company representative or contact one of our offices.

Right to Cancel Contract.--You may return this contract to us within 10 days after you receive it. All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you. It will be canceled and we will return your money in accordance with applicable law.

Signed for Pruco Life Insurance Company,
an Arizona Corporation.

Secretary President

PLEASE READ YOUR POLICY CAREFULLY; it is a legal contract between you and
Pruco Life Insurance Company.
GUIDE TO CONTENTS

Page
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CONTRACT DATA ............................................................ 3
Insured's Information; Rating Class; Basic contract Information;
Type of Death Benefit; Life Insurance on the Insured; Minimum
Initial Premium; Contract Limitations; Other Benefits (if applicable);
Adjustments to Premium Payments; Adjustments to the Contract Fund;
Schedule of Maximum Surrender Charges; Monthly Deductions from the
Contract Fund for Other Benefits (if applicable); Investment Options;
Variable Investment Options; Fixed Investment Option; Schedule of
Initial Allocation of Invested Premium Amounts

TABLE OF DEATH BENEFIT GUARANTEE VALUES .................................. 4

TABLE OF MAXIMUM MONTHLY INSURANCE RATES PER $1000 ...................... 4A

TABLE OF ATTAINED AGE FACTORS ............................................ 4B&4C

Definitions .............................................................. 5

The Contract ............................................................. 5
Entire Contract; Contract Modifications; Incontestability

OWNERSHIP ................................................................ 6

DEATH BENEFIT PROVISIONS ................................................. 6&7
Death Benefit; Additional Death Benefits; Method of Payment; Suicide
Exclusion; Interest on Death Benefit

Payment of Premiums; Invested Premium Amount; Crediting the Initial
Premium Payment; Allocations

CONTRACT FUND ............................................................ 10
Cash Value; Net Cash Value; Coverage Amount

DEFAULT .................................................................. 11
Excess Contract Debt default; Cash Value Default; Notice of Default

DEATH BENEFIT GUARANTEE .................................................. 11
Death Benefit Guarantee; Guarantee Values

REINSTATEMENT ............................................................. 12

SEPARATE ACCOUNT ......................................................... 13
Separate Account; Variable Investments; Separate Account Investments

FIXED INVESTMENTS ........................................................ 13

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Page
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TRANSFERS ................................................................ 14
Class One Investments; Class Two Investments; Class Three Investments

SURRENDER ................................................................ 14

WITHDRAWALS .............................................................. 15
Effect on Contract Fund; Effect on Basic Insurance Amount

LOANS .................................................................... 16
Loan Value; Contract Debt; Loan Requirements; Interest Charge; Preferred
Loan; Maximum Preferred Loan Amount; Effect on Contract Fund

GENERAL PROVISIONS ....................................................... 17
Annual Report; Payment of Death Claim; Misstatement of Age or Sex;
Assignment; Change in Plan; Factors Subject to Change; Non-Participating;
Applicable Tax Law

BASIS OF COMPUTATION ..................................................... 18
Mortality Basis and Interest Rate; Minimum Legal Values

SETTLEMENT OPTIONS ....................................................... 19
Options Described; Interest Rate

SETTLEMENT OPTIONS TABLES ................................................ 20

A copy of the application and any riders or endorsements
can be found at the end of the contract.

Page 2A


CONTRACT DATA

INSURED

JOHN DOE Male, Issue Age 35

RATING CLASS

Select Standard

BASIC CONTRACT INFORMATION

Policy Number xx xxx xx
Contract Date January 1, 1997
Premium Period Life of the Insured
Beneficiary See Beneficiary Provision attached

TYPE OF DEATH BENEFIT (see Death Benefit Provisions)

Type A

LIFE INSURANCE ON THE INSURED (as of the Contract Date)

Basic Insurance Amount
$500,000.00

MINIMUM INITIAL PREMIUM

The minimum initial premium due on the Contract Date is $xx,xxx.xx.

CONTRACT LIMITATIONS

The minimum premium we will accept is $25.00.

The minimum basic insurance amount is $250,000.00.
The minimum increase in basic insurance amount is $10,000.00.
The minimum decrease in basic insurance amount is $10,000.00.

The minimum amount you may withdraw is $500.00.
The minimum amount you may borrow is $200.00.

The Surrender Charge Threshold is $500,000.00

CONTRACT DATA CONTINUED ON NEXT PAGE

Page 3 (97)

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POLICY NO. XX XXX XXX

CONTRACT DATA CONTINUED

ADJUSTMENTS TO PREMIUM PAYMENTS

From each premium paid we will:

SUBTRACT a charge of up to 7.5% for any taxes attributable to premiums.
For purposes of this charge, the term "taxes attributable to premiums"
shall include: (a) any federal, state or local income tax, (b) any premium, excise, or business tax, and (c) any other type of tax (or component thereof) measured by or based upon the amount of premium received by us.

SUBTRACT a charge for sales expenses at a rate of up to 4% of the premium(s) paid.

The remainder of the premium is the invested premium amount.

ADJUSTMENTS TO THE CONTRACT FUND

On the Contract Date the contract fund is equal to the invested premium amount credited on that date, MINUS any of the charges described below which may be due on that date.

On each day after the contract date, we will adjust the contract fund by:

ADDING any invested premium amounts.

ADDING any increase due to investment results of the variable investment options.

ADDING guaranteed interest at an effective annual rate of 4% (0.01074598%
a day) on that portion of the contract fund that is not in a variable investment option.

ADDING any excess interest on that portion of the contract fund that is in a fixed interest rate investment option.

SUBTRACTING any decrease due to investment results of the variable investment options.

CONTRACT DATA CONTINUED ON NEXT PAGE

Page 3A (97)

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POLICY NO. XX XXX XXX

CONTRACT DATA CONTINUED

SUBTRACTING a charge against the variable investment options at an effective annual rate of not more than 0.90% (.00245475% a day) for mortality and expense risks that we assume.

SUBTRACTING any withdrawals.

SUBTRACTING an administrative charge of up to $25.00 for any withdrawals.

SUBTRACTING an administrative charge of up to $25.00 for any change in basic insurance amount.

SUBTRACTING an administrative charge of up to $25.00 for each transfer between investment options exceeding twelve in any contract year.

SUBTRACTING any surrender charges that may result from a withdrawal, surrender, or reduction in the basic insurance amount.

And on each monthly date, we will adjust the contract fund by:

SUBTRACTING a charge for the cost of insurance of up to the maximum monthly rate (see Table of Maximum Monthly Insurance Rates) multiplied by the coverage amount divided by $1000. The coverage amount is equal to the death benefit (See Death Benefit) minus the value of the contract fund.

SUBTRACTING a charge for administrative expenses of up to $x.xx plus
$x.xx per $1000 of the basic insurance amount within the first contract year.

SUBTRACTING a charge for administrative expenses of up to $x.xx plus
$x.xx per $1000 of the basic insurance amount after the first contract year.

CONTRACT DATA CONTINUED ON NEXT PAGE

Page 3B (97)

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POLICY NO. XX XXX XXX

CONTRACT DATA CONTINUED

SUBTRACTING any charge for extra rating class.

SUBTRACTING a charge of up to $0.01 per $1000 of the basic insurance amount to guarantee the minimum death benefit.

SUBTRACTING a deduction for the cost of any other benefits.

SCHEDULE OF MAXIMUM SURRENDER CHARGES

For a full surrender at the beginning of the contract year indicated, the maximum charge we will deduct from the contract fund is shown below. For a full surrender at other times, the surrender charge will reflect the completed contract months that have passed since the last anniversary.

FOR A SURRENDER OCCURRING
AT THE START OF THE MAXIMUM SURRENDER
CONTRACT YEAR CHARGE IS
----------------------- ----------------------
1 $xxx.xx
2 $xxx.xx
3 $xxx.xx
4 $xxx.xx
5 $xxx.xx
6 $xxx.xx
7 $xxx.xx
8 $xxx.xx
9 $xxx.xx
10 $xxx.xx
11 and later 0.00

We may also deduct a surrender charge when you change the basic insurance amount or the type of death benefit, and when you make a withdrawal. (See
Change In Basic Insurance Amount, Changing The Type Of Death Benefit, and
Withdrawals.)

CONTRACT DATA CONTINUED ON NEXT PAGE

Page 3C (97)

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POLICY NO. XX XXX XXX

CONTRACT DATA CONTINUED

INVESTMENT OPTIONS

THE PRUCO LIFE VARIABLE APPRECIABLE ACCOUNT

Each investment option of this separate account invests in a specific portfolio of Prudential Series Fund, Inc. We show the available variable investment options of the account below. They invest in Series Fund portfolios with the same names. This separate account is registered with the SEC under the Investment Company Act of 1940.

These are Class One investments as described under Transfers.

VARIABLE INVESTMENT OPTIONS

Money Market
Diversified Bond
Conservative Balanced
Flexible Managed
High Yield Bond
Stock Index
Equity Income
Equity
Prudential Jennison
Global

FIXED INTEREST RATE INVESTMENT OPTION

The fixed interest rate investment option is funded by the general account of the company. It is described in the Fixed Investments provision of this contract. This is a Class Two investment as described under Transfers.

INITIAL ALLOCATION OF INVESTED PREMIUM AMOUNTS

Fixed Interest Rate 40%
Money Market 60%

END OF CONTRACT DATA

Page 3D (97)

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POLICY NO. XX XXX XX

TABLE(S)

TABLE OF DEATH BENEFIT GUARANTEE VALUES

These values are used to determine the death benefit guarantee as described under Death Benefit Guarantee. The values on contract anniversaries are shown below. On a date that falls between two anniversaries, the value will fall between the values for those anniversaries considering the time that has passed since the last anniversary.

The Limited Death Benefit Guarantee period is the first XX contract years.

LIMITED LIFETIME
CONTRACT DEATH BENEFIT DEATH BENEFIT
ANNIVERSARY GUARANTEE VALUE GUARANTEE VALUE
----------- --------------- ---------------
Contract Date $0
1st $xxx,xxx.xx $xxx,xxx.xx
2nd $xxx,xxx.xx
3rd $xxx,xxx.xx
4th
5th

6th
7th
8th
9th
10th
11th

TABLE(S) CONTINUED ON NEXT PAGE

Page 4 (97)

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POLICY NO. XX XXX XXX

TABLE(S) CONTINUED

TABLE OF MAXIMUM MONTHLY INSURANCE RATES PER $1,000

CONTRACT MAXIMUM CONTRACT MAXIMUM
YEAR MONTHLY RATE YEAR MONTHLY RATE
-------- ------------ -------- ------------
1 $xx.xx 14 $xx.xx
2 $xx.xx 15 $xx.xx

3 16
4 17
5 18

6 19
7 20
8 21
9 22
10 23

11 24
12 25
13

We may charge less than the maximum monthly rates. At least once every five years, but not more often than once a year, we will consider the need to change the rates we charge. We describe the factors we use to determine such changes under General Provisions.

See the Basis of Computation for a description of the basis we use to compute these rates.

TABLE(S) CONTINUED ON NEXT PAGE

Page 4A (97)

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POLICY NO. XX XXX XXX

TABLE(S) CONTINUED

TABLE OF ATTAINED AGE FACTORS

These factors are used to determine your death benefit as described under Death
Benefit Provisions. These factors apply during each contract year starting on the contract anniversary.

INSURED'S INSURED'S
ATTAINED AGE FACTORS ATTAINED AGE FACTORS
------------ ------- ------------ -------
35 x.xx 65 x.xx
36 66
37 67
38 68
39 69

40 70
41 71
42 72
43 73
44 74

45 75
46 76
47 77
48 78
49 79

50 80
51 81
52 82
53 83
54 84

55 85
56 86
57 87
58 88
59 89

60 90
61 91
62 92
63 93
64 94

TABLE(S) CONTINUED ON NEXT PAGE

Page 4B (97)

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POLICY NO. XX XXX XXX

TABLE(S) CONTINUED

INSURED'S INSURED'S
ATTAINED AGE FACTORS ATTAINED AGE FACTORS
------------ ------- ------------ -------
95 x.xx 98 x.xx
96 99
97 100 and above 1.00

END OF TABLE(S)

Page 4C (97)

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DEFINITIONS

We, our and us.--Pruco Life Insurance Company.

You and your.--The owner(s) of the contract.

Insured.--The person named as the Insured on the
first page. He or she need not be the owner.

SEC.--The Securities and Exchange Commission.

Issue Date.--The contract date shown on the first
page.

Anniversary or contract anniversary.--The same day and
month as the contract date in each later year.

Contract Year.--A year that starts on the contract date
or on an anniversary.

Monthly Date.--The contract date and the same day as
the contract date in each later month.

Contract Month.--A month that starts on a monthly date.

Attained Age.--The Insured's attained age at any time
is the issue age plus the length of time since the
contract date. You will find the Insured's issue age
near the top of page 3.

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THE CONTRACT

Entire Contract This policy and any attached copy of an application, including an application requesting a change, from the
entire contract. We assume that all statements in an
application are made to the best of the knowledge and
belief of the person(s) who make them; in the absence
of fraud, they are deemed to be representations and not
warranties. We rely on those statements when we issue

the contract and when we change it. We will not use any
statement, unless made in an application, to try to
void the contract, to contest a change, or to deny a
claim.

Contract Modifications Only a Pruco Life Insurance Company officer with the rank or title of vice president may agree to modify
this contract, and then only in writing.

Incontestability Except as we state in the next sentence, we will not contest this contract after it has been in force during
the Insured's lifetime for two years from the issue
date. The exceptions are: (1) non-payment of enough
premium to pay the required charges; and (2) any change
in the contract that requires our approval and that
would increase our liability. For any such change, we
will not contest the change after it has been in effect
for two years during the lifetime of the Insured


OWNERSHIP

Unless a different owner is named in the application,
the owner of the contract is the Insured. If a
different owner is named, we will show that owner in an
endorsement to the contract. This ownership arrangement
will remain in effect unless you ask us to change it.

If you wish to change the ownership of the contract,
your request must be in a form that meets our needs.
The change will take effect only when we file the
request; this will be after you send us the contract,
if we require it to issue an endorsement. Then any
previous owner's interest will end as of the date of
the request, even if the Insured is not living when we
file the request.

While the Insured is living, the owner, with no one
else's consent, is entitled to any contract benefit and
value, and to the exercise of any right and privilege
granted by the contract or by us.

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DEATH BENEFIT PROVISIONS

We will pay a benefit (described below) to the
beneficiary at the Insured's death if this contract is
in force at the time of that death; that is, if it has
not been surrendered and it is not in default past the
grace period.

If the contract is not in default, the amount we will
pay will be the death benefit determined as of the date
of the Insured's death reduced by any contract debt
(described under Loans).

If the contract is in default, and the Insured's death
occurs in the grace period (described under Default),
we will pay the death benefit reduced by any contract
debt and the amount needed to pay charges through the
date of death.

If the Insured's death occurs past the grace period, no
death benefit is payable.

Death Benefit This contract has either a Type A or Type B death benefit. We show the type of death benefit that applies
to this contract under Type of Death Benefit in the
contract data pages.

If this contract has a Type A death benefit, the death
benefit on any date is equal to the greater of: (1) the
basic insurance amount, and (2) the contract fund
before deduction of any monthly charges due on that
date, multiplied by the attained age factor that
applies.

If this contract has a Type B death benefit, the death
benefit on any date is equal to the greater of: (1) the
basic insurance amount plus the contract fund before
deduction of any monthly charges due on that date, and
(2) the contract fund before deduction of any monthly
charges due on that date, multiplied by the attained
age factor that applies.

For the purposes of computing the death benefit, if the
contract fund is less than zero we will consider it to
be zero. Your basic insurance amount and attained age
factors are shown in the contract data pages.

Additional Death This contract may provide additional benefits, which
Benefits may be payable on an Insured's death. If it does, they will be listed on a contract data page, and a form
describing the benefit will be included in this

contract. Any such benefit will be payable only if the
contract is not in default past the grace period at the
time of the death.

Method of Payment You may choose to have any death benefit paid in a single sum or under one of the optional modes of
settlement shown in the Settlement Options provision.


Suicide Exclusion If the Insured, whether sane or insane, dies by suicide within two years from the issue date, this contract
will end and we will return the premiums paid, less any
contract debt, and less any withdrawals.

If the Insured, whether sane or insane, dies by suicide
after two years from the issue date but within two
years of the effective date of an increase in the basic
insurance amount, we will pay, as to the increase in
amount, no more than the sum of the premiums paid on
and after the effective date of the increase.

Interest on Death Any death benefit described above will be credited with
Benefits interest from the date of death in accordance with
applicable laws.

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CHANGE IN BASIC INSURANCE AMOUNT

You may change the basic insurance amount. You may do
so subject to our approval and all these conditions and
the paragraphs that follow:

1. You must ask for the change in a form that meets our
needs.

2. The amount of an increase or decrease must be at
least equal to the minimum increase or decrease in
basic insurance amount shown under Contract
Limitations in the contract data pages.

3. The basic insurance amount after the decrease must
be at least equal to the minimum basic insurance
amount shown under Contract Limitations in the
contract data pages.

4. If we ask you to do so, you must send us the
contract to be endorsed.

5. You must prove to us that the Insured is insurable
for any increase.

6. The contract must not be in default.

7. Any request for a change must be made on or after
the first contract anniversary.

8. We must not be paying premiums into the contract as
a result of the Insured's total disability.

We show under Contract Limitations a Surrender Charge
Threshold. If you decrease your basic insurance amount
to an amount equal to or greater than this threshold,
we will not impose a surrender charge. If you decrease
your basic insurance amount below this threshold, we
will subtract the new basic insurance amount from the
threshold amount. We will then multiply the surrender
charge (see Schedule of Maximum Surrender Charges) by
the lesser of this difference and the amount of the
decrease and divide by the threshold amount. The result
is the maximum surrender charge we will deduct from the
contract fund as a result of this transaction.

We may decline the change if we determine it would
cause the contract to fail to qualify as life insurance
under the applicable tax law. A change will take effect
only if we approve your request for it at our Home
Office and will take effect on the date we approve it.
If we approve the change, we will also recompute the
contract's charges, values and limitations. A change in
the basic insurance amount may also affect the amount
of any extra benefits this contract might have. We will
send you new contract data pages showing the amount and
effective date of the change and the recomputed
charges, values and limitations. If the Insured is not
living on the effective date, the change will not take
effect. We may deduct the administrative charge (shown
under Adjustments to the Contract Fund) for the change.


CHANGING THE TYPE OF DEATH BENEFIT

This contract has either a Type A or Type B death
benefit (see Death Benefit). Subject to our approval,
you may change the type of death benefit after the
first contract year. If you do so, we will adjust the
basic insurance amount so that the death benefit
immediately after the change will remain the same as
the death benefit immediately before the change.

If you are changing from a Type B to a Type A death
benefit, we will increase the basic insurance amount by
the amount in your contract fund on the date the change
takes effect.

If you are changing from a Type A to a Type B death
benefit, we will reduce the basic insurance amount by
the amount in your contract fund on the date the change
takes effect. The basic insurance amount after the
decrease must be at least equal to the minimum basic
insurance amount, which we show under Contract
Limitations in the contract data pages.

We show under Contract Limitations a Surrender Charge
Threshold. If we decrease your basic insurance amount
to an amount equal to or greater than this threshold,
we will not impose a surrender charge. If we decrease
your basic insurance amount below this threshold, we
will subtract the new basic insurance amount from the
threshold amount. We will then multiply the surrender
charge (see Schedule of Maximum Surrender Charges) by
the lesser of this difference and the amount of the
decrease and divide by the threshold amount. The result
is the maximum surrender charge we will deduct from the
contract fund as a result of this transaction.

A change in the type of death benefit will take effect
only if we approve your request at our Home Office. If
we approve the change, we will recompute the contract's
charges, values and limitations shown in the contract
data pages. The change will take effect on the monthly
date that coincides with or next follows the date we
approve your request. We will send you new contract
data pages showing the amount and effective date of the
change in basic insurance amount and the recomputed
charges, values and limitations.

Your request for a change must be in a form that meets
our needs. We may require you to send us this contract
before we make the change.


BENEFICIARY

You may designate or change a beneficiary. Your request
must be in a form that meets our needs. The change will
take effect only when we file the request at our Home
Office; this will be after you send the contract to us
to be endorsed, if we ask you for it. Then any previous
beneficiary's interest will end as of the date of the
request, even if the Insured is not living when we file
the request. Any beneficiary's interest is subject to
the rights of any assignee we know of.

When a beneficiary is designated, any relationship
shown is to the Insured, unless otherwise stated. To
show priority, we may use numbered classes, so that the
class with first priority is called class 1, the class
with next priority is called class 2, and so on. When
we use numbered classes, these statements apply to
beneficiaries unless the form states otherwise:

1. One who survives the Insured will have the right to
be paid only if no one in a prior class survives the
Insured.

2. One who has the right to be paid will be the only
one paid if no one else in the same class survives
the Insured.

3. Two or more in the same class who have the right to
be paid will be paid in equal shares.

4. If none survives the Insured, we will pay in one sum
to the Insured's estate.

Before we make a payment, we have the right to decide
what proof we need of the identity, age, or other facts
about any persons designated as beneficiaries. If
beneficiaries are not designated by name and we make
payment(s) based on that proof, we will not have to
make the payment(s) again.


PREMIUM PAYMENT

Payment of Premiums The minimum initial premium shown in the contract data pages is due on or before the contract date. There is
no insurance under this contract until that premium is
paid. We may require an additional premium if
adjustments to premium payments plus any contract fund
charges due on or before the payment date exceed the
minimum initial premium.

Subject to the limitations below, additional premiums
may be paid at any time during the Insured's lifetime
as long as the contract is not in default beyond the
grace period. Premiums may be paid at one of our
offices or to one of our authorized representatives. We
will give a signed receipt upon request. The minimum
premium we will accept is shown on a contract data
page. We have the right to refuse to accept a premium
payment that would in our opinion cause this contract
to fail to qualify as life insurance under applicable
tax law. We also have the right to refuse to accept any
payment that increases the death benefit by more than
it increases the contract fund.

Invested Premium The invested premium amount is the portion of each premium you pay that we add to the contract fund. It is
equal to the premium paid minus the adjustments to
premium payments shown on a contract data page.

Crediting the Initial If we receive the first premium payment on or before
Premium Payment the contract date, we will credit the invested premium amount to the contract fund on the contract date.

If we receive the first premium payment after the
contract date, we will credit the premium amount to the
contract fund on the payment date.

Allocations You may allocate all or a part of your invested premium amount to one or more of the investment options listed
in the contract data pages. You may choose to allocate
nothing to a particular investment option. You may not
choose a fractional percentage.

The initial allocation of invested premium amounts is
shown on a contract data page. You may change the

allocation for future invested premium amounts at any
time if the contract is not in default. To change your
allocation, simply notify us in a form that meets our
needs. The change will take effect on the date we
receive your notice; we will send you a confirmation of
the transaction.

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CONTRACT FUND

When you make your first premium payment, the invested
premium amount, less any charges due on or before that
day, becomes your contract fund. Amounts are added and
subtracted from the contract fund as shown under
Adjustments to the Contract Fund in the contract data
pages. The amount in your contract fund is used to pay
charges under this contract and will determine, in
part, whether this contract will remain in force or go
into default. The contract fund value is also used to
determine your loan and surrender values, the amount
you may withdraw, and the death benefit.

Cash Value The cash value at any time is the contract fund less any surrender charge.

Net Cash Value The net cash value at any time is the cash value less any contract debt.

If the contract is in default, the net cash value is
zero.

Coverage Amount The coverage amount is used to determine the cost of insurance as described under Adjustments to the
Contract Fund. It is equal to the death benefit (see
Death Benefit) minus the value of the contract fund.


DEFAULT

Excess Contract Debt If contract debt ever grows to be equal to or more than
Default the cash value, the contract will have excess contract debt and will be in default.

Cash Value Default On each monthly date, we will determine the cash value.
If the cash value is greater than zero and the contract
has no excess contract debt, the contract will remain
in force until the next monthly date. If the cash value
is zero or less, the contract is in default unless it
remains in force under the Death Benefit Guarantee.

Notice of Default If the contract is in default, we will mail you a notice stating the amount we will need to keep the
contract in force. That amount will equal a premium
which we estimate will keep the contract in force for
three months from the date of default. We grant a
61-day grace period from the date we mail the notice to
pay this charge. The contract will remain in force
during this period. If that amount is not paid to us by
the end of the 61-day grace period, the contract will
end and have no value.

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DEATH BENEFIT GUARANTEE

Death Benefit On each monthly date while the contract is in force, we
Guarantee will:

1. Accumulate premium payments at 4% annual interest;
and

2. Accumulate any withdrawal amounts at 4% annual
interest.

We then subtract amount 2 from amount 1 and compare the
result to the values shown in or derived from the Table
of Death Benefit Guarantee Values for such monthly
date. If the result is equal to or greater than the
appropriate value and the contract has no excess
contract debt, the contract will remain in force until
the next monthly date. If the result is less than the
appropriate value and any of the events described under
Default have occurred, the contract is in default as
described under Default.

Guarantee Values We show the Limited Death Benefit Guarantee Period under the Table of Death Benefit Guarantee Values in
the contract data pages. When the monthly date occurs
within this period, we use the values shown in or
derived from the Limited Death Benefit Guarantee Value
column to determine if the contract will remain in
force until the next monthly date. When the monthly
date occurs after this period, we use the values shown

in or derived from the Lifetime Death Benefit Guarantee
Value column to determine if the contract will remain
in force until the next monthly date.


REINSTATEMENT

If this contract ends without value, as described under
Default, you may reinstate it. The following conditions
must be satisfied:

1. The contract must not have been in default for more
than 5 years.

2. You must prove to us that the Insured is insurable
for the contract.

3. You must pay us a charge equal to: (a) an amount, if
any, required to bring the cash value to zero on the
date the contract went into default, plus (b) the
deductions from the contract fund during the grace
period following the date of default, plus (c) a
premium that we estimate will be sufficient after
administrative charges to cover the deductions from
the contract fund for three monthly dates starting
on the date of reinstatement.

4. Any contract debt (with interest to date at the
rate(s) we set for loans as we state under Loans)
must be restored or paid back. If that debt with
interest would exceed the loan value of the
reinstated contract, the excess must be paid to us
before reinstatement.

The date of reinstatement will be the beginning of the
contract month that coincides with or next follows the
date we approve your request. We will deduct all
required charges from your payment and put the balance
in your contract fund. If we approve the reinstatement,
we will credit the contract fund with a refund of that
part of any surrender charge deducted at the time of
default which would have been charged if the contract
were surrendered immediately after reinstatement.


SEPARATE ACCOUNT

Separate Account The words "separate account", when we use them in this contract without qualification, mean any separate
account we establish to support variable life insurance
contracts like this one. We list the separate accounts
available to you in the contract data pages. We may
establish additional separate accounts. We will notify
you within one year if we do so.

Variable Investments A separate account may offer one or more variable investment options. We list them in the contract data
pages. We may establish additional variable investment
options. We will notify you within one year if we do
so. We may also eliminate existing variable investment
options, but only with the consent of the SEC and,
where required, of the insurance regulator of our state
of domicile and/or where this contract is delivered.

Income and realized and unrealized gains and losses
from assets in each variable investment option are
credited to, or charged against, that variable
investment option. This is without regard to income,
gains, or losses in other investment options.

Separate Account We may invest the assets of different separate accounts in different ways. But we will do so only with the
consent of the SEC and, where required, of the
insurance regulator of our state of domicile and/or
where this contract is delivered.

We will always keep assets in the separate accounts
with a total value at least equal to the amount of the
variable investment options under contracts like this
one. To the extent those assets do not exceed that
amount, we use them only to support those contracts; we
do not use those assets to support any other business
we conduct. We may use any excess over that amount in
any way we choose.

We will determine the value of the assets in each
separate account and any investment option on each day
the New York Stock Exchange is open for business.

- --------------------------------------------------------------------------------

FIXED INVESTMENTS

We list any fixed investment option available to you in
the contract data pages. We may establish additional
fixed investment options. We will notify you within one
year if we do so. You may allocate all or part of your
invested premium amount to an available fixed
investment option. As stated under Adjustments to the
Contract Fund, we credit fixed investment options with
guaranteed interest and we may credit them with excess
interest.


TRANSFERS

You have the right to transfer amounts into or out of
investment options up to twelve times in each contract
year without charge if the contract is not in default,
subject to certain restrictions depending on an
investment's class. We may charge for additional
transfers in any contract year as we state under
Adjustments to the Contract Fund. The investment class
for each investment is shown under Investment Options
in the contract data pages. To make a transfer, you
must ask us in a form that meets our needs. Unless
otherwise restricted, the transfer will take effect on
the date we receive your notice at our Home Office.

Class One Investments You may transfer amounts into or out of these investments.

Class Two Investments You may transfer amounts into these investments.
Transfers out of these investments may be made only
with our consent.

Class Three Transfers into or out of these investments may be made
Investments only with our consent.

- --------------------------------------------------------------------------------

SURRENDER

You may surrender this contract for its net cash value
(see Contract Fund). To do so, you must ask us in a
form that meets our needs. We may require you to send
us the contract.

We will usually pay any net cash value within seven
days after we receive your request and the contract (if
we require it) at our Home Office. But we have the
right to postpone paying you the part of the net cash
value that is to come from any variable investment
option provided by a separate account registered under
the Investment Company Act of 1940 if: (1) the New York
Stock Exchange is closed; or (2) the SEC requires that
trading be restricted or declares an emergency. We have
the right to postpone paying you the remainder for up
to six months. If we do so for more than thirty days,
we will pay interest at the rate of 3% a year.


WITHDRAWALS

You may make withdrawals from the contract subject to
all these conditions and the paragraph that follows:

1. You must ask for the withdrawal in a form that meets
our needs.

2. The net cash value after withdrawal may not be less
than or equal to zero after deducting any charges
associated with the withdrawal

3. You may not withdraw less than the minimum amount
shown under Contract Limitations.

4. The basic insurance amount after withdrawals must be
at least equal to the minimum basic insurance amount
shown under Contract Limitations.

Any amount withdrawn may not be repaid except as a
premium subject to charges.

Effect on Contract We will reduce your contract fund on the date we
Fund approve your request by the withdrawal amount and any
charges listed under Adjustments to the Contract Fund.

Unless you request otherwise and we agree, we will take
any withdrawal proportionately from all investment
options that apply to the contract.

We may charge an administrative fee as stated under
Adjustments to the Contract Fund.

Effect on Basic If you have a Type B death benefit, withdrawals will
Insurance Amount not affect the basic insurance amount.

If you have a Type A death benefit and the withdrawal
would cause the coverage amount (see Contract Fund) to
increase, we will reduce the basic insurance amount
and, consequently, your death benefit to offset this
increase. The reduction in the basic insurance amount
will never be more than the withdrawal amount. If we
reduce the basic insurance amount, we will recompute
the contract's charges, values and limitations. We will
send you new contract data pages showing these changes.

We show under Contract Limitations a Surrender Charge
Threshold. If we decrease your basic insurance amount
to an amount equal to or greater than this threshold,
we will not impose a surrender charge. If we decrease
your basic insurance amount below this threshold, we
will subtract the new basic insurance amount from the
threshold amount. We will then multiply the surrender
charge (see Schedule of Maximum Surrender Charges) by
the lesser of this difference and the amount of the
decrease and divide by the threshold amount. The result
is the maximum surrender charge we will deduct from the
contract fund as a result of this transaction.

We will usually pay any withdrawal amount within seven
days after we receive your request and the contract (if
we require it) at our Home Office. But we have the
right to postpone paying you the part of the net cash
value that is to come from any variable investment
option provided by a separate account registered under
the Investment Company Act of 1940 if: (1) the New York
Stock Exchange is closed; or (2) the SEC requires that
trading be restricted or declares an emergency. We have
the right to postpone paying you the remainder for up
to six months. If we do so for more than thirty days,
we will pay interest at the rate of 3% a year.


LOANS

Subject to the minimum loan requirement and the
requirements of this provision, you may at any time
borrow any amount up to the current loan value less any
existing contract debt.

Loan Value If the contract is not in default, the loan value at any time is equal the sum of (a) 90% of the portion of
the cash value attributable to the variable investment
options, and (b) the balance of the cash value.

If the contract is in default, it has no loan value.

Contract Debt Contract debt at any time means the loan on the contract at that time, plus the interest we have
charged that is not yet due and that we have not yet
added to the loan.

Loan Requirements For us to approve a loan, the following requirements must be met: you must assign this contract to us as
sole security for the loan; the Insured must be living;
and the resulting contract debt must not be more than
the loan value.

If there is already contract debt when you borrow from
us, we will add the new amount you borrow to that debt.

Interest Charge We will charge interest daily on any loan. Interest is due on each contract anniversary, or when the loan is
paid back, whichever comes first. If interest is not
paid when due, it becomes part of the loan. Then we
start to charge interest on it, too. Except as stated
below, we charge interest at an effective annual rate
of 5%.

Preferred Loan Unless you ask us otherwise, on or after the 10th contract anniversary, a portion of the amount you may
borrow will be considered a Preferred Loan up to an
amount equal to the maximum preferred loan amount
described below. Preferred Loans are charged interest
at an effective annual rate of 4 1/2%.

Maximum Preferred The maximum preferred loan amount available starting on
Loan Amount the 10th contract anniversary is (A) minus (B), where
(A) is the total amount you may borrow, and (B) is the
total premiums paid less total withdrawals, if any. If
(B) is less than zero, we will consider it to be zero.

Effect on Contract When you take a loan, the amount of the loan continues
Fund to be a part of the contract fund and is credited with
interest at an effective rate of 4% a year.

We will reduce the portion of the contract fund
allocated to the investment options by the amount you
borrow, and by loan interest that becomes part of the
loan if it is not paid when due.

We will take any loan proportionately from all
investment options that apply to the contract unless
you ask us otherwise and we agree.

On each monthly date, if there is a contract loan
outstanding, we will increase the portion of the
contract fund in the investment options by interest
credits accrued on the loan since the last monthly
date. When you repay all or part of a loan, we will
increase the portion of the contract fund in the
investment options and decrease the portion on which we
credit the guaranteed interest rate of 4% a year by the
amount of loan you repay using your investment
allocation for future premium payments on file as of
the loan payment date, plus interest credits accrued on
the loan since the last transaction date. We will not
increase the portion of the contract fund allocated to
the investment options by loan interest that is paid
before we make it part of the loan. We reserve the
right to change the manner in which we allocate loan
repayments. If we make such a change, we will do so for
all contracts like this one. We will send you notice of
any change.


GENERAL PROVISIONS

Annual Report Once each contract year we will send you a report. It will show: the current death benefit; the amount of the
contract fund in each investment option; the cash
surrender value; any contract debt and the interest
rate we are charging; premiums paid, investment
results, charges deducted, and withdrawals taken since
the last report. The report may also show any other

data that may be required where this contract is
delivered.

Payment of Death If we settle this contract in one sum as a death claim we will usually pay the proceeds within seven days
after we receive at our Home Office proof of the
Insured's death and any other information we need to
pay the claim. But we have the right to postpone paying
the part of the proceeds that is to come from a
variable investment option provided by a separate
account registered under the Investment Company Act of
1940 if: (1) the New York Stock Exchange is closed; or
(2) the SEC requires that trading be restricted or
declares an emergency. We have the right to postpone
paying the remainder for up to six months.

Currency Any money we pay, or that is paid to us, must be in
United States currency. Any amount we owe will be
payable at our Corporate Office.

Misstatement of If the Insured's stated age or sex or both are not
Age or Sex correct, we will change each benefit and any amount to be paid to what the most recent deductions from the
contract fund would have provided at the Insured's
correct age and sex.

Assignment We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Home Office. We
are not obliged to see that an assignment is valid or
sufficient. This contract may not be assigned to any
employee benefit plan or program without our consent.
This contract may not be assigned if such assignment
would violate any federal, state, or local law or
regulation prohibiting sex distinct rates for
insurance.

Change in Plan You may be able to have this contract changed to another plan of life insurance. Any change may be made
only if we consent, and will be subject to conditions
and charges that are then determined.

Factors Subject To Charges deducted from premium payments and the contract
Change fund may change from time to time, subject to the
maximums shown in the contract data pages. In deciding
whether to change any of these charges, we will
periodically consider factors such as mortality,
persistency, expenses, taxes and interest and/or
investment experience to see if a change in our
assumptions is needed. Charges for taxes attributable
to premiums will be set at one rate for all contracts

like this one. Changes in other factors will be by
class. All changes will be determined only
prospectively; that is, we will not recoup prior losses
or distribute prior gains by means of these changes.

Non-Participating This contract will not share in our profits or surplus earnings. We will pay no dividends on it.

Applicable Tax Law This contract has been designed to satisfy the definition of life insurance for Federal income tax
purposes under Section 7702 of the Internal Revenue
Code of 1986, as amended. We reserve the right,
however, to decline any change we determine would cause
this contract to fail to qualify as life insurance
under the applicable tax law. This includes changing
the basic insurance amount, withdrawals, and changing
the type of death benefit. We also have the right to
change this contract, to require additional premium
payments, or to make distributions from this contract
to the extent necessary to continue to qualify this
contract as life insurance.


BASIS OF COMPUTATION

Mortality Basis and We compute maximum monthly insurance rates using:
Interest Rate
1. the Commissioners 1980 Standard Ordinary Mortality
Table;

2. the issue age, sex, smoker and non-smoker status,
and rating class of the Insured and the length of
time since the contract date;

3. age last birthday; and

4. an effective interest rate of 4% a year.

Minimum Legal Values The cash surrender values provided by this contract are at least as large as those set by law where it is
delivered. Where required, we have given the insurance
regulator a detailed statement of how we compute values
and benefits.


- --------------------------------------------------------------------------------

SETTLEMENT OPTIONS

Options Described You may choose to have the proceeds (that is, any death benefit or any amount payable upon surrender of the
contract) paid in a single sum or under one of the
optional modes of settlement described below.

If the person who is to receive the proceeds of this
contract wishes to take advantage of one of these
optional modes, we will furnish, on request, details of
the options we describe below or any others we may have
available at the time the proceeds become payable.

Option 1 (Instalments We will make equal payments for up to 25 years. The for a Fixed Period) Option 1 Table shows the minimum amounts we will pay.

Option 2 (Life Income) We will make equal monthly payments for as long as the person on whose life the settlement is based lives,
with payments certain for 120 months or until the sum
of the payments equals the amount put under this
option. The Option 2 Table shows the minimum amounts we
will pay. But, we must have proof of the date of birth
of the person on whose life the settlement is based.
The settlement will share in our surplus to the extent
and in the way we decide.

Option 3 (Interest We will hold an amount at interest. We will pay the
Payment) interest annually, semi-annually, quarterly, or
monthly.

Option 4 (Instalments We will make equal annual, semi-annual, quarterly, or of a Fixed Amount) monthly payments for as long as the available proceeds provide.

Option 5 (Non- We will make payments like those of any annuity we then
Participating Income) regularly issue that: (1) is based on United States currency; (2) is bought by a single sum; (3) does not
provide for dividends; and (4) does not normally
provide for deferral of the first payment. Each payment
will be at least equal to what we would pay under that
kind of annuity with its first payment due on its
contract date. If a life income is chosen, we must have
proof of the date of birth of any person on whose life

the option is based. Option 5 cannot be chosen more
than 30 days before the due date of the first payment.

Interest Rate Payments under Options 1 and 4 will be calculated assuming an effective interest rate of at least 3 1/2%
a year. Under Option 3 it will be at an effective rate
of at least 3% a year.

SETTLEMENT OPTIONS TABLES
OPTION l TABLE
-------------------------
MINIMUM AMOUNT OF
MONTHLY PAYMENT FOR
EACH. Sl,000, THE FIRST
PAYABLE IMMEDIAtELY
-------------------------
Number Monthly
of Years Payment
-------- -------
1 $84.65
2 43.05
3 29.19
4 22.27
5 18.12
6 15.35
7 13.38
8 11.90
9 10.75
10 9.83
11 9.09
12 8.46
13 7.94
14 7.49
15 7.10
16 6.76
17 6.47
18 6.20
19 5.97
20 5.75

21 5.56
22 5.39
23 5.24
24 5.09
25 4.96
-------------------------
Multiply the monthly amount
by 2.989 for quarterly,
5.952 for semi-annual or
11.804 for annual.

OPTION 2 TABLE

- ----------------------------------------------------------------------------------------------------
MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST
PAYABLE IMMEDIATELY
- -----------------------------------------------------------------------------------------------------
KIND OF LIFE INCOME KIND OF LIFE INCOME
--------------------------------- --------------------------------
AGE 10-Year Instalment AGE 10-Year Instalment
LAST Certain Refund LAST Certain Refund
BIRTHDAY Male Female Male Female BIRTHDAY Male Female Male Female
- -----------------------------------------------------------------------------------------------------
10 $3.18 $3.11 $3.17 $3.10 45 $4.06 $3.82 $3.99 $3.78
and under 46 4.12 3.86 4.03 3.81
11 3.19 3.12 3.18 3.11 47 4.17 3.90 4.08 3.85
12 3.20 3.13 3.19 3.12 48 4.23 3.94 4.13 3.90
13 3.21 3.14 3.20 3.13 49 4.28 3.99 4.18 3.94
14 3.22 3.15 3.21 3.14
50 4.35 4.04 4.24 3.98
15 3.24 3.16 3.23 3.15 51 4.41 4.09 4.29 4.03
16 3.25 3.17 3.24 3.16 52 4.48 4.15 4.35 4.08
17 3.27 3.19 3.25 3.18 53 4.55 4.21 4.41 4.13
18 3.28 3.20 3.27 3.19 54 4.62 4.27 4.48 4.19
19 3.30 3.21 3.28 3.20
55 4.70 4.33 4.55 4.24
20 3.31 3.22 3.30 3.21 56 4.78 4.40 4.62 4.30
21 3.33 3.24 3.32 3.23 57 4.86 4.47 4.69 4.37
22 3.35 3.25 3.33 3.24 58 4.95 4.54 4.77 4.43
23 3.36 3.26 3.35 3.25 59 5.05 4.62 4.86 4.50
24 3.38 3.28 3.37 3.27
60 5.15 4.71 4.94 4.58
25 3.40 3.30 3.39 3.29 61 5.25 4.79 5.03 4.66
26 3.42 3.31 3.41 3.30 62 5.36 4.89 5.13 4.74

27 3.45 3.33 3.43 3.32 63 5.48 4.98 5.23 4.82
28 3.47 3.35 3.45 3.34 64 5.60 5.09 5.34 4.92
29 3.49 3.37 3.47 3.35
65 5.73 5.20 5.45 5.01
30 3.52 3.39 3.49 3.37 66 5.87 5.31 5.57 5.11
31 3.54 3.41 3.52 3.39 67 6.01 5.43 5.70 5.22
32 3.57 3.43 3.54 3.41 68 6.15 5.56 5.83 5.34
33 3.60 3.45 3.57 3.44 69 6.30 5.70 5.97 5.46
34 3.63 3.47 3.60 3.46
70 6.46 5.84 6.11 5.58
35 3.66 3.50 3.63 3.48 71 6.62 5.99 6.27 5:72
36 3.69 3.52 3.66 3.50 72 6.79 6.15 6.43 5.86
37 3.72 3.55 3.69 3.53 73 6.96 6.31 5.60 6.01
38 3.76 3.58 3.72 3.56 74 7.13 6.49 6.78 6.18
39 3.80 3.61 3.75 3.58
75 7.30 6.67 6.97 6.35
40 3.84 3.64 3.79 3.61 76 7.48 6.85 7.17 6.53
41 3.88 3.67 3.82 3.64 77 7.66 7.04 7.38 6.72
42 3.92 3.70 3.86 3.67 78 7.83 7.24 7.60 6.93
43 3.97 3.74 3.90 3.71 79 8.00 7.44 7.83 7.15
44 4.01 3.78 3.94 3.74
80 8.17 7.64 8.07 7.38
and over


Flexible Premium Variable Life Insurance Policy. Insurance payable only upon death. Cash values reflect premium payments, investment results, and charges.
Non-participating.